Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Athenex, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule (1)	Amount Registered (2)	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.001 per share	457(c) and 457(h)	12,500,000	$0.18	$2,250,000	0.0001102	$247.95

Total Offering Amounts							$247.95

Total Fee Offsets							—

Net Fee Due							$247.95

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act of 1933, as amended (the “Securities Act”), and based on the average of the high and low sale prices of the Common Stock, as quoted on the NASDAQ Global Select Market on December 7, 2022.

(2)

In accordance with Rule 416 under the Securities Act, this registration statement shall be deemed to cover any additional securities that may from time to time result from stock splits, stock dividends or similar transactions.